SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

NATIONWIDE MUTUAL FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A
(NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

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[ ]	Fee paid previously with preliminary materials.

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statement number, or the Form or Schedule and the date of its filing.

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May 5, 2008 Dear XXX Financial Advisor,

I wanted to personally inform you about some exciting news happening here at Aberdeen Asset Management Inc. Since the beginning of April, we have been contacting certain Nationwide Funds shareholders to request their vote for the reorganization proposal of 26 Nationwide mutual funds into corresponding Aberdeen Funds. A special meeting of shareholders of 16 of the 26 funds was held this morning to consider the proposal. We are very pleased to announce that all of the funds approved the reorganization at the meeting. Please visit aberdeeninvestments.com to view a list of those funds.

The shareholder meeting for the remaining 10 funds, including the Nationwide Small Cap Fund which is available on the XXX Platform, has been adjourned until June 6, 2008 due to insufficient shareholder votes. In order for a meeting to occur to vote on the proposal, more than 50% of the outstanding shares of each Fund must cast their votes. Your clients’ votes contribute to this process and every vote counts.

Shareholders who have not cast their vote on one of the 10 remaining funds will soon be mailed new proxy cards. In addition, solicitation efforts are going to increase, including telephone calls from the designated proxy solicitor. By informing your clients about the shareholder vote on the reorganization and encouraging them to vote as quickly as possible, you can provide them with the proactive service they rely on and help to eliminate further solicitation efforts.

Enclosed for your reference is a profile on the Nationwide Small Cap Fund, where you will find:

  Our insight on market conditions, fund positioning and outlook;
  Portfolio construction, processes and weightings; and
  Compelling reasons for small cap exposure in your client’s portfolio, and more.

The Nationwide Small Cap Fund is closed to new investors. Upon completion of the proposed reorganization, the Aberdeen Small Cap Fund will be available to all investors, including new investors.

If you have any questions about the Nationwide Funds/Aberdeen Funds mutual fund reorganization, or would like additional information on the Nationwide Small Cap Fund, please call our National Sales Desk at 800-485-2294.

Sincerely,

Vincent J. Esposito Head of North American Mutual Funds Aberdeen Asset Management Inc.